Exhibit 23.2

Consent of Independent Registered Public Accounting Firm.

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 2 to the Registration Statement (Form S-1 No. 333-175861) and related Prospectus of TearLab Corporation, for the registration of 7,692,308 shares of TearLab Corporation’s common stock and to the incorporation by reference therein of our report dated March 30, 2012, with respect to the consolidated financial statements and schedule of TearLab Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

April 9, 2012
San Diego, California
/s/ Ernst & Young LLP